Exhibit 4.33

THE ISSUANCE AND SALE OF THE SECURITY REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL SELECTED BY THE HOLDER, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD (X) PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT OR (Y) TO AN ACCREDITED INVESTOR IN A PRIVATE TRANSACTION. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTION 14(a) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 4.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID"). PURSUANT TO TREASURY REGULATION §1.1275-3(b)(1), THE CHIEF FINANCIAL OFFICER, A REPRESENTATIVE OF THE COMPANY HEREOF WILL, BEGINNING TEN DAYS AFTER THE ISSUANCE DATE OF THIS NOTE, PROMPTLY MAKE AVAILABLE TO THE HOLDER UPON REQUEST THE INFORMATION DESCRIBED IN TREASURY REGULATION §1.1275-3(b)(1)(i). THE CHIEF FINANCIAL OFFICER MAY BE REACHED AT TELEPHONE NUMBER 303-550-2466.

Leading BioSciences, Inc.

SENIOR SECURED NOTE

Issuance Date: [_____________________]	Original Principal Amount: U.S. [_____________________]

FOR VALUE RECEIVED, Leading BioSciences, Inc.., a Delaware corporation (the "Company"), hereby promises to pay to ALTIUM GROWTH FUND, LP or registered assigns (the "Holder") in cash the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption or otherwise, the "Principal") when due, whether upon the Maturity Date (as defined below), prepayment, acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest ("Interest") on any outstanding Principal at the applicable Interest Rate (as defined below) when the same becomes due and payable, whether upon the Maturity Date, prepayment, acceleration, redemption or otherwise (in each case in accordance with the terms hereof). This Senior Secured Note (including all Senior Secured Notes issued in exchange, transfer or replacement hereof, this "Note") is one of an issue of Senior Secured Notes issued pursuant to the Securities Purchase Agreement on one or more Closing Date(s) (collectively, the "Notes" and such other Senior Secured Notes issued on a Closing Date (which, for the avoidance of doubt, may be a different Closing Date than the Closing Date that occurred on the Issuance Date), the "Other Notes"). Certain capitalized terms used herein are defined in Section 27.

(1)   ORIGINAL ISSUE DISCOUNT; PAYMENTS OF PRINCIPAL. The Company acknowledges and agrees that this Note was issued at an original issue discount. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing 100% of the Outstanding Amount. The Holder and the Company acknowledge and agree that if the Holder shall enter into the Primary Financing SPA, the Holder may, at its election, offset the purchase price otherwise payable by the Holder to the Company pursuant to the Primary Financing SPA, by an amount equal to the Outstanding Amount under this Note, and, upon such set-off, the portion of this Note equal to the Outstanding Amount shall be deemed to have been paid in its entirety and all obligations hereunder shall be deemed to be fully satisfied without any further obligations on, or liability to, the Company. If the Holder elects to offset the purchase price under the Primary Financing SPA as contemplated in this Section 1, the purchase price payable by the Holder to the Company pursuant to the Primary Financing SPA shall be reduced by the Outstanding Amount so deemed satisfied pursuant to this Section 1.

(2)   PREPAYMENTS.

(a)   Optional Prepayment. The Company may prepay (each, an "Optional Prepayment") the Note in whole or in part at any time or from time to time without penalty or premium by paying the Outstanding Amount being prepaid at a price equal to 150% of the Outstanding Amount being prepaid (the "Optional Prepayment Price"); provided, however, that the aggregate Outstanding Amount under this Note and the Other Notes being prepaid in any Optional Prepayment pursuant to this Section 2(a) (and analogous provisions under the Other Notes) shall be at least $250,000, or such lesser amount that then remains outstanding under this Note and the Other Notes. The Company may exercise its right to prepay the Note under this Section 2(a) by delivering a written notice thereof by electronic mail and overnight courier to the Holder and all, but not less than all, of the holders of the Other Notes (an "Optional Prepayment Notice" and the date all of the holders of the Notes received such notice is referred to as the "Optional Prepayment Notice Date"). Each Optional Prepayment Notice shall be irrevocable. Each Optional Prepayment Notice shall (i) state the date on which the Optional Prepayment shall occur (the "Optional Prepayment Date"), which date shall not be less than two (2) Business Days nor more than fifteen (15) Business Days following such Optional Prepayment Notice Date and (ii) state the aggregate Outstanding Amount of the Notes which the Company has elected to be subject to Optional Prepayment from the Holder and all of the other holders of the Other Notes pursuant to this Section 2(a) (and analogous provisions under the Other Notes) on the Optional Prepayment Date.

(b)   Mandatory Prepayments. At any time and from time to time after the Issuance Date, to the extent the Company or any of its Subsidiaries consummates an Alternative Transaction (the date of the consummation of such Alternative Transaction, the "Mandatory Prepayment Event Date"), the Company shall be required to redeem all, but not less than all, the Outstanding Amount then outstanding under this Note and the Other Notes on the Mandatory Prepayment Date (as defined below) (the "Mandatory Prepayment" and together with an "Optional Prepayment", a "Prepayment"). The portion of this Note subject to prepayment pursuant to this Section 2(b) shall be prepaid by the Company in cash at a price equal to 150% of the Outstanding Amount being prepaid (the "Mandatory Prepayment Price" and together with an Optional Prepayment Price, a "Prepayment Price"). The Company shall effect the Mandatory Prepayment under this Section 2(b) by delivering a written notice thereof within no later than one (1) Business Day prior to the Mandatory Prepayment Event Date by electronic mail and overnight courier to the Holder and all, but not less than all, of the holders of the Other Notes (the "Mandatory Prepayment Notice"). The Mandatory Prepayment Notice shall be irrevocable. The Mandatory Prepayment Notice shall (x) state the date on which the Mandatory Prepayment shall occur (the "Mandatory Prepayment Date" and together with an Optional Prepayment Date, a "Prepayment Date") which date shall not be more than two (2) Business Days following the Mandatory Prepayment Event Date and (y) state the aggregate Outstanding Amount of the Notes which is being prepaid in such Mandatory Prepayment from the Holder pursuant to this Section 2(b) and all of the holders of the Other Notes pursuant to analogous provisions under the Other Notes on the Mandatory Prepayment Date.

(c)   Pro Rata Prepayment Requirement. If the Company elects to cause an Optional Prepayment of this Note pursuant to Section 2(a) or is required to cause the Mandatory Prepayment pursuant to Section 2(b), then it must simultaneously take the same action with respect to all of the Other Notes, and if any Optional Prepayment of this Note pursuant to this Section 2 is for a portion of this Note, then, it must simultaneously take the same action in the same proportion with respect to all of the Other Notes on a pro rata basis based on the principal amount of Notes then outstanding. Prepayments made pursuant to this Section 2 shall be made in accordance with Section 7.

(d)   Conflict. In the event any transaction triggers a redemption pursuant to Sections 2(b) and 2(c) as well as pursuant to Section 5, unless the Holder otherwise elects by written notice to the Company, the provisions of this Section 2 shall govern such transaction.

(3)               INTEREST. Interest on this Note shall commence accruing on the Issuance Date at the Interest Rate and shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable in arrears on the Maturity Date. Interest shall be payable on the Maturity Date or, if such date falls on a day that is not a Business day, the next day that is a Business Day, to the record holder of this Note on the Maturity Date in cash by wire transfer of immediately available funds pursuant to wire instructions provided by the Holder in writing to the Company. Prior to the payment of Interest on the Maturity Date, Interest on this Note shall accrue at the Interest Rate and be payable by way of inclusion of the Interest in the Outstanding Amount on each Redemption Date. From and after the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased to twenty five percent (25.0%) per annum. In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided, that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default; provided, further, that for the purpose of this Section 3, such Event of Default shall not be deemed cured unless and until any accrued and unpaid Interest shall be paid to the Holder, including, without limitation, Interest accrued at the increased rate of twenty five percent (25.0%) per annum.

(4)   REGISTRATION; BOOK-ENTRY. The Company shall maintain a register (the "Register") for the recordation of the names and addresses of the holders of each Note and the Principal amount of the Notes (and stated interest thereon) held by such holders (the "Registered Notes"). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of Principal and Interest, if any, hereunder, notwithstanding notice to the contrary. A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a request to assign or sell all or part of any Registered Note by the Holder, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate Principal amount as the Principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 13. Notwithstanding anything to the contrary in this Section 4, the Holder may assign any Note or any portion thereof to an Affiliate of the Holder or a Related Fund of the Holder without delivering a request to assign or sell the Note to the Company and the recordation of such assignment or sale in the Register (a "Related Party Assignment"); provided, that (x) the Company may continue to deal solely with such assigning or selling Holder unless and until the Holder has delivered a request to assign or sell the Note or portion thereof to the Company for recordation in the Register; (y) the failure of such assigning or selling Holder to deliver a request to assign or sell the Note or portion thereof to the Company shall not affect the legality, validity, or binding effect of such assignment or sale and (z) such assigning or selling Holder shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register (the "Related Party Register") comparable to the Register on behalf of the Company, and any such assignment or sale shall be effective upon recordation of such assignment or sale in the Related Party Register.

(5)               RIGHTS UPON EVENT OF DEFAULT.

(a)               Event of Default. Each of the following events shall constitute an "Event of Default" and each of the events described in clauses (ii) and (iii) shall also constitute a "Bankruptcy Event of Default":

(i)                 the Company's failure to pay to the Holder any amount of Principal, Interest, Late Charges (as defined in Section 20(b)) or other amounts when and as due under this Note (including, without limitation, the Company's failure to pay any redemption amounts hereunder) or any other Transaction Document;

(ii)              the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, "Bankruptcy Law"), (A) commences a voluntary bankruptcy case, (B) consents to the entry of an order for relief against it in an involuntary bankruptcy case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a "Custodian"), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(iii)            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries or (C) orders the liquidation of the Company or any of its Subsidiaries;

(iv)             a final judgment or judgments for the payment of money aggregating in excess of $100,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $100,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

(v)               other than as specifically set forth in another clause of this Section 5(a), the Company or any of its Subsidiaries breaches any representation, warranty, covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition of any Transaction Document which is curable, only if such breach continues for a period of an aggregate of five (5) Business Days;

(vi)             any breach or failure in any respect to comply with Section 10 or Section 11 of this Note;

(vii)          the Company or any Subsidiary shall fail to perform or comply with any covenant or agreement contained in any Security Document to which it is a party;

(viii)        any material provision of any Security Document (as determined in good faith by the Collateral Agent in its sole discretion) shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Company or any Subsidiary intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company or any Subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Company or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under any Security Document;

(ix)             any Security Document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien (as defined in Section 10(b)) in favor of the Collateral Agent for the benefit of the holders of the Notes on any Collateral purported to be covered thereby, except to the extent the Collateral Agent determines not to pursue perfection of any applicable Lien;

(x)               any bank at which any deposit account, blocked account, or lockbox account of the Company or any Subsidiary is maintained shall fail to comply with any material term of any deposit account, blocked account, lockbox account or similar agreement to which such bank is a party or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of the Company or any Subsidiary shall fail to comply with any of the terms of any investment property control agreement to which such Person is a party (it being understood that only accounts pursuant to which the Collateral Agent has requested account control agreements should be subject to this clause (x));

(xi)             any material damage to, or loss, theft or destruction of the Collateral or a material amount of property of the Company, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than thirty (30) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Company or any Subsidiary, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect;

(xii)          any default under, redemption of or acceleration prior to maturity of any Indebtedness of the Company or any of its Subsidiaries other than with respect to this Note or any Other Notes;

(xiii)        a false or inaccurate certification by the Company as to whether any Event of Default has occurred;

(xiv)         any Material Adverse Effect occurs;

(xv)           any default by the Company of the Primary Financing SPA; or

(xvi)         any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes.

(b)   Redemption Right. Upon the occurrence of an Event of Default with respect to this Note or any Other Note, the Company shall within one (1) Business Day deliver written notice thereof via electronic mail and overnight courier (an "Event of Default Notice") to the Holder. At any time after the earlier of the Holder's receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem (an "Event of Default Redemption") all or any portion of this Note by delivering written notice thereof (the "Event of Default Redemption Notice") to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to require the Company to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 5(b) shall be redeemed by the Company in cash by wire transfer of immediately available funds at a price equal to 125% of the Outstanding Amount being redeemed (the "Event of Default Redemption Price"). Redemptions required by this Section 5(b) shall be made in accordance with the provisions of Section 7. To the extent redemptions required by this Section 5(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. The parties hereto agree that in the event of the Company's redemption of any portion of the Note under this Section 5(b), the Holder's damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any Event of Default redemption premium due under this Section 5(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder's actual loss of its investment opportunity and not as a penalty.

(c)   Mandatory Redemption upon Bankruptcy Event of Default. Notwithstanding anything to the contrary herein, upon any Bankruptcy Event of Default, whether occurring prior to or following the Maturity Date, the Company shall immediately pay to the Holder an amount in cash equal to the Event of Default Redemption Price, in addition to any and all other amounts due hereunder, without the requirement for any notice or demand or other action by the Holder or any other Person, provided that the Holder may, in its sole discretion, waive such right to receive payment upon a Bankruptcy Event of Default, in whole or in part, and any such waiver shall not affect any other rights of the Holder hereunder, including any other rights in respect of such Bankruptcy Event of Default, and any right to payment of the Event of Default Redemption Price or any other Redemption Price, as applicable.

(6)               NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(7)               REDEMPTIONS.

(a)   The Company shall deliver the applicable Event of Default Redemption Price to the Holder within three (3) Business Days after the Company's receipt of the Holder's Event of Default Redemption Notice (the "Event of Default Redemption Date"). The Company shall deliver or shall cause to be delivered to the Holder the applicable Prepayment Price on the applicable Prepayment Date. The Company shall pay the applicable Redemption Price to the Holder in cash by wire transfer of immediately available funds pursuant to wire instructions provided by the Holder in writing to the Company on the applicable due date. In the event of a redemption of less than all of the Outstanding Amount of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 14(d)) representing the outstanding Principal which has not been redeemed and any accrued Interest on such Principal which shall be calculated as if no Redemption Notice has been delivered. In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Outstanding Amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid. Upon the Company's receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Outstanding Amount and (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 14(d)) to the Holder representing such Outstanding Amount to be redeemed. The Holder's delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company's obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Outstanding Amount subject to such notice.

(b)               Redemption by Other Holders. Upon the Company's receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 5(b) or pursuant to equivalent provisions set forth in the Other Notes (each, an "Other Redemption Notice"), the Company shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to the Holder by electronic mail a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the five (5) Business Day period beginning on and including the date which is two (2) Business Days prior to the Company's receipt of the Holder's Redemption Notice and ending on and including the date which is two (2) Business Days after the Company's receipt of the Holder's Redemption Notice and the Company is unable to redeem all Principal, Interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such five (5) Business Day period, then the Company shall redeem a pro rata amount from the Holder and each holder of the Other Notes (including the Holder) based on the Principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such five (5) Business Day period.

(c)                        Insufficient Assets. If upon a Redemption Date, the assets of the Company are insufficient to pay the applicable Redemption Price, the Company shall (i) take all appropriate action reasonably within its means to maximize the assets available for paying the applicable Redemption Price, (ii) redeem out of all such assets available therefor on the applicable Redemption Date the maximum possible Outstanding Amount that it can redeem on such date, pro rata among the Holder and the holders of the Other Notes to be redeemed in proportion to the aggregate Principal amount of this Note and the Other Notes outstanding on the applicable Redemption Date and (iii) following the applicable Redemption Date, at any time and from time to time when additional assets of the Company become available to redeem the remaining Outstanding Amounts of this Note and the Other Notes, the Company shall use such assets, at the end of the then current calendar month, to redeem the balance of such Outstanding Amount of this Note and the Other Notes, or such portion thereof for which assets are then available, on the basis set forth above at the applicable Redemption Price, and such assets will not be used prior to the end of such calendar month for any other purpose. Interest on the Principal amount of this Note and the Other Notes that have not been redeemed shall continue to accrue until such time as the Company redeems this Note and the Other Notes. The Company shall pay to the Holder the applicable Redemption Price without regard to the legal availability of funds unless expressly prohibited by applicable law or unless the payment of the applicable Redemption Price could reasonably be expected to result in personal liability to the directors of the Company.

(8)               SECURITY. This Note and the Other Notes are secured to the extent and in the manner set forth in the Security Documents.

(9)               RANK. All payments due under this Note (i) shall rank pari passu with all Other Notes and (ii) shall be senior to all other Indebtedness of the Company and its Subsidiaries.

(10)           NEGATIVE COVENANTS. Until all of the Notes have been redeemed or otherwise satisfied in accordance with their terms, the Company shall not, and the Company shall not permit any of its Subsidiaries without the prior written consent of the Required Holders to, directly or indirectly, other than as contemplated by the Merger Agreement or the Primary Financing SPA:

(a)               incur or guarantee, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness;

(b)               allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, "Liens") other than Permitted Liens;

(c)               redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or Cash Equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than this Note and the Other Notes) of the Company or any other Person, whether by way of payment in respect of Principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or an event or condition that upon notice, lapse of time or both would constitute an Event of Default, has occurred and is continuing;

(d)               redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or Cash Equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (including, without limitation Permitted Indebtedness other than this Note and the Other Notes), by way of payment in respect of principal of (or premium, if any) such Indebtedness. For clarity, such restriction shall not preclude the payment of regularly scheduled interest payments which may accrue under such Permitted Indebtedness;

(e)               redeem or repurchase its Equity Interests;

(f)                declare or pay any cash dividend or distribution on any Equity Interest of the Company or of its Subsidiaries;

(g)               make, or permit any of its Subsidiaries to make, any change in the nature of its business as conducted on the Subscription Date or modify its corporate structure or purpose;

(h)               encumber or allow any Liens on, any of its own or its licensed Intellectual Property Rights, and any claims for damage by way of any past, present, or future infringement of the foregoing;

(i)                 enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof;

(j)                 amend, repeal, restate, supplement or otherwise modify its or any Subsidiary's Organizational Documents;

(k)   make or commit any Investment in any other Person, except for Permitted Investments; provided, however, that in no event shall the Company be permitted to make or commit any Investment in any Subsidiary;

(l)     effect any Asset Sale;

(m)             issue any Notes (other than as contemplated by the Securities Purchase Agreement) or (ii) issue any other securities that would cause a breach or default under the Notes;

(n)               form any Subsidiary;

(o)               authorize or effect any (i) Fundamental Transaction, or (ii) Liquidation Event; or

(p)   enter into any agreement to do any of the foregoing.

(11)           AFFIRMATIVE COVENANTS. Until all of the Notes have been redeemed or otherwise satisfied in accordance with their terms, the Company shall, and the Company shall cause each Subsidiary to, directly or indirectly:

(a)   maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary;

(b)   maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder;

(c)   maintain all of the Intellectual Property Rights of the Company and/or any of its Subsidiaries that are necessary or material to the conduct of its business in full force and effect; and

(d)   maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

(12)           CHANGING THE TERMS OF THIS NOTE. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders shall be required for any change or amendment or waiver of any provision to this Note or any of the Other Notes. Any change, amendment or waiver by the Company and the Required Holders shall be binding on the Holder of this Note and all holders of the Other Notes.

(13)           TRANSFER. This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 2(f) of the Securities Purchase Agreement.

(14)           REISSUANCE OF THIS NOTE.

(a)               Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 14(d) and subject to Section 4), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 14(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provision of Section 4, following redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b)               Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form (but without any obligation to post a surety or other bond) and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 14(d)) representing the outstanding Principal.

(c)               Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 14(d)) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)               Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 14(a) or Section 14(c), the Principal designated by the Holder which, when added to the Principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note and (v) shall represent accrued and unpaid Interest and Late Charges, if any, on the Principal and Interest of this Note from the Issuance Date.

(15)           REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder's right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, redemption and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(16)           PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors' rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys' fees and disbursements. The Company expressly acknowledges and agrees that no amounts due under this Note shall be affected, or limited, by the fact that the purchase price paid for this Note was less than the original Principal amount hereof.

(17)           CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and all the Buyers and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(18)           FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

(19)           DISPUTE RESOLUTION. In the case of a dispute as to the determination of any Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via electronic mail within one (1) Business Day of receipt, or deemed receipt, of the Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within two (2) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one (1) Business Day submit via electronic mail the disputed arithmetic calculation of the Redemption Price to an independent, outside accountant, selected by the Holder and approved by the Company, such approval not to be unreasonably withheld, delayed or conditioned. The Company, at the Company's expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(20)           NOTICES; PAYMENTS.

(a)   Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder at least twenty (20) days prior to the date on which the Company closes its books or takes a record for determining rights to vote with respect to any Fundamental Transaction or Liquidation Event, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b)   Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made via wire transfer of immediately available funds by providing the Company with prior written notice setting out the Holder's wire transfer instructions; provided that the Holder may with prior written notice setting out such request elect to receive a payment of cash in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each Buyer, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement). Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day. Any amount of Principal or other amounts due hereunder or pursuant to any other Transaction Document which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to additional interest on such amount at the rate of eighteen percent (18.0%) per annum from the calendar day immediately following the date such amount was due until the same is paid in full (collectively, the "Late Charges").

(21)           CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(22)           WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

(23)           GOVERNING LAW; JURISDICTION; JURY TRIAL. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address set forth in Section 9(f) of the Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company's obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

(24)           Severability. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(25)           DISCLOSURE. From and after the Public Company Date, upon receipt or delivery by the Company of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall contemporaneously with any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K, press release or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to the Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

(26)           USURY. This Note is subject to the express condition that at no time shall the Company be obligated or required to pay interest hereunder at a rate or in an amount which could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum interest rate or amount which the Company is permitted by applicable law to contract or agree to pay. If by the terms of this Note, the Company is at any time required or obligated to pay interest hereunder, including by way of an original issue discount, at a rate or in an amount in excess of such maximum rate or amount, the rate or amount of interest under this Note shall be deemed to be immediately reduced to such maximum rate or amount and the interest payable shall be computed at such maximum rate or be in such maximum amount and all prior interest payments in excess of such maximum rate or amount shall be applied and shall be deemed to have been payments in reduction of the principal balance of this Note.

(27)           CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a)               "1934 Act" means the Securities Exchange Act of 1934, as amended.

(b)               "Affiliate" has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act of 1933, as amended.

(c)               "Alternative Transaction" means any capital raising transaction other than the transactions contemplated by the Primary Financing SPA.

(d)               "Asset Sale" means any Disposition of any business, property, Intellectual Property Rights or other assets of the Company or any of its Subsidiaries, whether now owned or hereafter acquired (or entering into an agreement to do any of the foregoing).

(e)               "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to "stay at home", "shelter-in-place", "non-essential employee" or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York, New York generally are open for use by customers on such day.

(f)                "Buyer" means each of the initial holders of Notes party to the Securities Purchase Agreement.

(g)               "Cash Equivalents" means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof, (b) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody's or A-1 by Standard & Poor's, (c) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000 and a Thomson Bank Watch Rating of "BBB" or better, (d) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000, and (e) marketable tax exempt securities rated A or higher by Moody's or A+ or higher by Standard & Poor's, in each case, maturing within six months from the date of acquisition thereof.

(h)               "Closing Date" shall have the meaning set forth in the Securities Purchase Agreement.

(i)                 "Collateral" shall have the meaning set forth in the Security Documents.

(j)                 "Collateral Agent" shall have the meaning set forth in the Security Documents.

(k)               "Company Common Stock" means the Company's common stock, par value $0.001 per share.

(l)                 "Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(m)             "Disposition" means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers, leases, exclusively and non-exclusively licenses (as licensor) or otherwise disposes of any property, Intellectual Property Rights or other assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, Cash Equivalents, securities or other assets owned by the acquiring Person.

(n)               "Equity Interests" means (i) all shares of capital stock (whether denominated as common capital stock or preferred capital stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (ii) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.

(o)               "Fundamental Transaction" means (i) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, (a) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity, or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its "significant subsidiaries" (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (c) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Company Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (1) 50% of the outstanding shares of Company Common Stock, (2) 50% of the outstanding shares of Company Common Stock calculated as if any shares of Company Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (3) such number of shares of Company Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Company Common Stock, or (d) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby such Subject Entities, individually or in the aggregate, acquire, either (1) at least 50% of the outstanding shares of Company Common Stock, (2) at least 50% of the outstanding shares of Company Common Stock calculated as if any shares of Company Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (3) such number of shares of Company Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the 1934 Act) of at least 50% of the outstanding shares of Company Common Stock, or (e) reorganize, recapitalize or reclassify its shares of Company Common Stock, (ii) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Company Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (a) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Company Common Stock, (b) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Company Common Stock not held by all such Subject Entities as of the Subscription Date calculated as if any shares of Company Common Stock held by all such Subject Entities were not outstanding, or (c) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Company Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their shares of Company Common Stock without approval of the stockholders of the Company or (iii) directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction. For the avoidance of doubt, the transactions contemplated by the Primary Financing SPA shall constitute a Fundamental Transaction.

(p)               "GAAP" means United States generally accepted accounting principles, consistently applied for the periods covered thereby.

(q)               "Group" means a "group" as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(r)                "Indebtedness" of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) "finance leases" in accordance with GAAP (other than trade payables entered into in the ordinary course of business consistent with past practice), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP is classified as a finance lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, deed of trust, lien, pledge, charge, security interest or other encumbrance of any nature whatsoever upon or in any property or assets (including accounts and contract rights) with respect to any asset or property owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

(s)                "Intellectual Property Rights" shall have the meaning set forth in the Securities Purchase Agreement.

(t)                 "Interest Rate" means 15.0% per annum, subject to adjustment as set forth in Section 3.

(u)                "Investment" means, with respect to any Person, (a) any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances or other extensions of credit (excluding accounts receivable arising in the ordinary course of business), capital contributions or acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), (b) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or (c) any investment in any other items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.

(v)                "Lead Investor" means Altium Growth Fund, LP.

(w)             "Liquidation Event" means the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions, or adoption of any plan for the same.

(x)               "Material Adverse Effect" shall have the meaning set forth in the Securities Purchase Agreement.

(y)                "Maturity Date" means the earliest to occur of: (i) [•], 20211; provided, however, that, to the extent the consummation of the transactions contemplated by the Merger Agreement is being delayed beyond such date due solely for reasons outside of the Company's control, such date shall be extended to the earlier to occur of (x) the consummation of the transactions contemplated by the Merger Agreement and (y) [•], 20212, (ii) the Public Company Date and (iii) the time immediately prior to the consummation of the transactions contemplated by the Primary Financing SPA.

(z)               "Merger Agreement" shall have the meaning set forth in the Securities Purchase Agreement.

(aa)            "Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable governmental authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the control or management of such Person.

 ______________________________

1 Insert date that is six (6) months immediately following the first Closing Date occurring under the Securities Purchase Agreement.

2 Insert date that is one hundred twenty (120) days immediately following the six (6) months immediately following the first Closing Date occurring under the Securities Purchase Agreement.

(bb)           "Outstanding Amount" means (i) the portion of the Principal to be prepaid or redeemed or otherwise with respect to which this determination is being made, (ii) all accrued and unpaid Interest with respect to such portion of the Principal and (iii) accrued and unpaid Late Charges with respect to such portion of such Principal and such Interest, if any.

(i)     "Permitted Indebtedness" means (i) Indebtedness evidenced by this Note and the Other Notes, (ii) trade payables incurred in the ordinary course of business consistent with past practice in an amount not to exceed $250,000 in the aggregate and (iii) existing Indebtedness, as set forth on Schedule 3(m) of the Securities Purchase Agreement, provided, that such Indebtedness is not increased, refinanced, amended, changed or modified on or after the Subscription Date.

(cc)            "Permitted Investments" means (i) Investments in cash and Cash Equivalents and (ii) advances made in connection with purchases of goods or services in the ordinary course of business consistent with past practice.

(dd)           "Permitted Liens" means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen's liens, mechanics' liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the equipment so acquired and improvements thereon, and the proceeds of such equipment, (v) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clause (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vi) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company's business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, (vii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, (viii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 5(a)(iv) and (ix) Liens on the Collateral in favor of the Collateral Agent.

(ee)            "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(ff)  "Primary Financing SPA" means that certain Securities Purchase Agreement dated as of the Subscription Date by and among the Company, SNCA and the investors listed on the signature pages attached thereto pursuant to which, among other transactions, the Company is expected to issue shares of Company Common Stock and SNCA is expected to issue certain warrants to purchase shares of SNCA Common Stock, all in accordance with the terms thereof.

(gg)           "Public Company Date" means the date on which the shares of Company Common Stock of the Company (or its successor or parent company by merger, recapitalization, reorganization or otherwise) are registered under the 1934 Act, or are exchanged for equity capital of the Company's successor or parent company by merger, recapitalization, reorganization or otherwise which are registered under the 1934 Act.

(hh)           "Redemption Dates" means, collectively, the Optional Prepayment Dates, the Mandatory Prepayment Date and the Event of Default Redemption Dates, each of the foregoing, individually, a Redemption Date.

(ii)              "Redemption Notices" means, collectively, the Optional Prepayment Notices, the Mandatory Prepayment Notice and the Event of Default Redemption Notices, each of the foregoing, individually, a Redemption Notice.

(jj)              "Redemption Prices" means, collectively, the Optional Prepayment Prices, the Mandatory Prepayment Price and the Event of Default Redemption Prices, each of the foregoing, individually, a Redemption Price.

(kk)           "Related Fund" means, with respect to any Person, a fund or account managed by such Person or an Affiliate of such Person.

(ll)              "Required Holders" means the holders of Notes representing at least a majority of the aggregate Principal amount of the Notes then outstanding and shall include the Lead Investor so long as the Lead Investor or any of its Affiliates holds any Notes.

(mm)      "Securities Purchase Agreement" means that certain securities purchase agreement dated as of the Subscription Date by and among the Company and the Buyers pursuant to which the Company issued the Notes to the Buyers.

(nn)           "Security Documents" shall have the meaning set forth in the Securities Purchase Agreement.

(oo)           "SNCA" means Seneca Biopharma, Inc., a Delaware corporation.

(pp)           "SNCA Common Stock" means (i) SNCA common stock, par value $0.001 per share, and (ii) any share capital into which such common stock shall have been changed or any share capital resulting from a reorganization, recapitalization or reclassification of such common stock, including, without limitation, as a result of the transactions contemplated by the Merger Agreement.

(qq)           "Subject Entity" means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(rr)              "Subscription Date" means [_________________].

(ss)             "Subsidiaries" means all joint ventures or entities in which the Company, directly or indirectly, owns capital stock or an equity or similar interest, including any Subsidiaries formed or acquired after the Subscription Date.

(tt)              "Transaction Documents" shall have the meaning set forth in the Securities Purchase Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

Leading BioSciences, Inc.

By:_________________________________
Name:
Title: